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                                                                    Exhibit 99.1

[AFG LETTERHEAD]
AutoFinance Group, Inc.
A KeyCorp subsidiary



June 30, 1996

The Chase Manhattan Bank
Corporate Trust Office
Chase Manhattan Bank, Trustee
450 W. 33rd Street, 14th Floor
New York, NY  10001

Attention:  Marcus Gustafson

In accordance with Section 13.10 of the Standard Terms and Conditions of Agreement for the AFG 1995-A Grantor Trust, AFG 1996-A Grantor Trust, and the AFG 1996-B Grantor Trust. AutoFinance Group, Inc., as Servicer, I hereby certify:

         1. A review of the activities of the Servicer during the period from November 1, 1995 or from the initial issuance of the Certificates, which ever is later, to June 30, 1996, and of its performance under the Agreement has been made under my supervision, and

         2. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreements during such period.

Sincerely,

/s/ Thomas R. Blend

Thomas R. Blend
Controller

cc:      Standard & Poors Corporation
         Moody's Investor Service
         Fitch Investor Services
         First Boston Corporation